Exhibit 99.1

FOR IMMEDIATE RELEASE
November 3, 2010
Contact: David Sheridan
Chief Financial Officer
Seneca Gaming Corporation
716-501-2010

Seneca Gaming Corporation Commences Tender Offer and

Solicitation of Consents for its 7-1/4% Senior Notes Due 2012

NIAGARA FALLS, NEW YORK– Seneca Gaming Corporation (the “Company” or “SGC”) today announced that it has commenced a cash tender offer for any and all of its outstanding $500.0 million 7-1/4% Senior Notes due 2012 (CUSIP Nos. 817082 AC4 and 817082 AE0) (the “Notes”).  The tender offer is scheduled expire at 8:00 a.m., New York City time, on December 3, 2010, unless extended or earlier terminated by the Company.  In connection with the cash tender offer, the Company is also soliciting consents from the holders of the Notes to amend the indenture under which the Notes were issued to eliminate or make less restrictive most of the restrictive covenants, and certain related events of default, contained in the indenture.  Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Holders who validly tender their Notes and provide their consents to the amendments to the indenture governing the Notes on or before 5:00 p.m., New York City time, on November 17, 2010, unless extended (the “Consent Payment Deadline”) will receive the Total Consideration.  Under the terms of the tender offer and consent solicitation, the “Total Consideration” for each $1,000 principal amount of Notes validly tendered and accepted in the tender offer will be $1,002.50.  The Company will also pay accrued and unpaid interest to, but excluding, the payment date.  The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes and is only payable to holders who tender their Notes and deliver their consents on or prior to the Consent Payment Deadline.  Holders who tender their Notes after the Consent Payment Deadline and prior to the expiration of the tender offer will receive the Total Consideration less the consent payment, or $972.50 per $1,000 principal amount of Notes.

Prior to the expiration of the tender offer and consent solicitation, upon satisfaction or waiver of any or all of the conditions to the tender offer, the Company may, at its option, accept and pay for Notes tendered.  The Company currently expects that it will accept the Notes validly tendered on or prior to the Consent Payment Deadline on or about November 18, 2010 and pay for such Notes on or about November 18, 2010.  Subject to limited conditions, all Notes validly tendered after the Company’s initial acceptance of Notes for purchase will be accepted and paid for promptly following the expiration date of the tender offer.  Holders will be paid accrued and unpaid interest up to but not including the applicable date of payment.

Tendered Notes may not be withdrawn and consents may not be revoked after the earlier of (i) the time the Company and the trustee for the Notes execute a supplement to the indenture governing the Notes to effect the proposed amendments (the “Supplemental Indenture”), or (ii) 5:00 p.m., New York City time, on November 17, 2010 (the “Withdrawal Time”).  Any extension, delay, termination or amendment of the tender offer and consent solicitation will be followed as promptly as practicable by a public announcement.

The Company’s obligation to consummate the tender offer is conditioned upon the satisfaction of certain conditions, including (i) holders of Notes representing not less than a majority in principal amount of the outstanding Notes having tendered their Notes and delivered their consents, (ii) execution of the Supplemental Indenture, (iii) receipt by the Company of net proceeds from one or more new debt financings, each on terms and conditions satisfactory to the Company, and (iv) certain other customary conditions.  Full details of the terms and conditions of the tender offer are included in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 3, 2010.

The Company has retained BofA Merrill Lynch as the dealer manager in connection with the tender offer and as solicitation agent in connection with the consent solicitation.  BofA Merrill Lynch can be contacted at (+1) 888-292-0070 (U.S. toll free), (+1) 980-388-9217 (collect).  Holders can request documents from D.F. King & Co., Inc., the Information Agent and Depositary, at (+1) 800-207-3158 (U.S. toll free), (+1) 212-269-5550 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security or a solicitation of consents with respect to the Notes.  The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated November 3, 2010.  The tender offer is not being made directly or indirectly to any resident or person located in any jurisdiction where the tender offer would be unlawful.

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with reference to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this press release, including, but not limited to our ability to ensure that our gaming options are unparalleled in the region; our ability to develop and implement effective solutions to the ongoing challenges confronting the gaming industry; our ability to continue to drive operating performance, promote stability and sound fiscal management, and provide the highest levels of service, quality and value to our patrons; and our ability to deliver an experience unparalleled in the region and financial results more favorable than our peers.

Additional information concerning potential factors that could affect SGC’s financial condition and  results of operations are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q .. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website www.senecagamingcorporation.com. SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.